Exhibit 99.1

Nova LifeStyle Regains Compliance with the Minimum Bid Price Requirement

LOS ANGELES, January 13, 2020 (GLOBE NEWSWIRE) - Nova LifeStyle, Inc. (NASDAQ: NVFY) (“Nova LifeStyle” or the “Company”) today announced that on January 9, 2020 it received written notice from Nasdaq that the Company has regained compliance with the minimum bid price continued listing requirement. The Company regained compliance with this requirement as a result of its common shares' closing bid price having been at or above the minimum requirement of $1.00 per share for a minimum of ten consecutive trading days. Following the Company’s regaining compliance with the continued listing requirement, the matter is now closed.

About Nova LifeStyle

Nova LifeStyle, Inc. is a well-established, innovative designer and distributor of modern lifestyle furniture; primarily sofas, dining room furniture, cabinets, office furniture and related components, bedroom furniture, and various accessories, in matching collections. Nova's family of brands include Diamond Sofa and Bright Swallow. Nova's products feature urban contemporary styles that integrate comfort and functionality, incorporating upscale luxury designs which appeal to middle and upper middle-income consumers in the USA, China, Europe, and elsewhere in the world.

Visit Nova LifeStyle's website at www.NovaLifeStyle.com.

Forward-Looking Statements

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances. Actual events or results may differ materially from the Company's expectations. Factors that could cause actual results to differ materially from those stated or implied by the Company's forward-looking statements are disclosed in its filings with the Securities and Exchange Commission. These forward-looking statements represent the Company's judgment as of the time of this release. The Company disclaims any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

Investor Relations Contact
Andrew Barwicki
516-662-9461
andrew@barwicki.com
ir@novalifestyle.com